Exhibit 10.32

December 11, 2015

Sue Swenson
16432 La Gracia
Rancho Santa Fe, CA 92067

Dear Sue,

Novatel Wireless, Inc. (the “Company”) is pleased to confirm the offer of employment set forth in this letter (this “Offer Letter”). Your employment under this Offer Letter would commence effective October 28, 2015, (the “Effective Date”), according to the terms outlined below. Capitalized terms not defined in the Offer Letter have the meanings ascribed to them on Exhibit A.

POSITION:
You would be our Chief Executive Officer (“CEO”), an exempt position, and will report to our Board of Directors (the “Board”). This is a full-time position and you will be expected to devote all of your working time to the performance of your duties for the Company. During the Employment Period, you shall not (i) become employed by, engaged in or render business services for any Person other than the Company and its Subsidiaries or (ii) be a member of the board of directors of any Person without the consent of the Company; provided that nothing herein shall preclude you from (i) engaging in charitable or community affairs, (ii) managing your personal investments, or (iii) serving on the Board of Directors of (A) FirstNet, the First Responders Network Authority, (B) Wells Fargo & Company, (C) Spirent Communications plc, and (D) Harmonic, Inc., to the extent that such other activities do not violate the Confidentiality Agreement, as defined below. Notwithstanding anything to the contrary in this Offer Letter or the Confidentiality Agreement, it shall not be a breach of this Offer Letter or the Confidentiality Agreement for you to hold not more than two percent (2%) of the outstanding securities of any class of any publicly-traded securities of any Person. By signing this Offer Letter, you confirm that you are under no contractual or other legal obligations that would limit or prohibit you from performing your duties with the Company.

During the Employment Period, you agree to use your reasonable best efforts to ensure that the business and activities of the Company and its Subsidiaries are conducted in compliance with all applicable laws, rules, and regulations in all material respects. By signing this Offer Letter, you confirm that you are under no contractual or other legal obligations that would limit or prohibit you from performing your duties with the Company.

Nothing herein shall affect your role as a Director or Chairperson of the Board, except that, as of the Effective Date, you will no longer serve as a member of the Board’s Compensation Committee or the Nominating and Corporate Governance Committee. Any cash compensation owed to you as a non-employee Director for fiscal 2015 will be pro-rated to the Effective Date. You will continue to vest in any equity awards granted to you as a non-employee Director while you continue to serve on the Board.

BASE COMPENSATION:
Your annual base salary would be $1.00 (“Base Salary”), payable in cash, to be paid annually in arrears, subject to standard deductions and withholding. Your Base Salary will be reviewed annually, together with the other elements of your overall compensation package, in accordance with standard practice of the Company for executive officers.

EQUITY AWARD:
The Company will grant you non-qualified options to purchase shares of the Company’s Common Stock. As of the Effective Date, the Company will grant you options to purchase 951,550 shares of the Company’s Common Stock with a per share exercise price equal to $2.27, the closing price of the Company’s Common Stock on the grant date (the “$2.27 Options”). In addition, on January 4, 2016 (subject to your continued employment with the Company), the Company will grant you options to purchase an additional 951,550 shares of the Company’s Common Stock with a per share exercise price equal to the closing price of the Company’s Common Stock on January 4, 2016 (the “January 4, 2016 Options”).

One-fourth (1/4) of the option shares under each of these two grants will vest on the first anniversary of their respective grant dates with the remaining three-fourths (3/4) of the option shares under each of these two grants vesting 1/36th on each of the 36 monthly anniversaries of the first anniversary of their respective grant dates. The vesting of your options to purchase shares of the Company’s Common Stock shall be subject in each case to your continued employment as the CEO of the Company through each such vesting date and all vesting will cease as of the date that you are no longer serving as CEO of the Company. Each option will expire on the earlier of (i) ten (10) years from the date of grant or (ii) ninety (90) days after you cease to perform services (in any capacity) on behalf of the Company.

The $2.27 Options may only be exercised after vesting if the price of the Company’s Common Stock is at least $3.41 (or greater) on the date of exercise. All equity awards described in this Offer Letter will be subject to the terms and conditions of the Novatel Wireless, Inc. Amended and Restated 2009 Omnibus Incentive Compensation Plan (or a successor plan) and associated grant documents. Notwithstanding anything to the contrary contained in this Offer Letter, the vesting of each equity award described in this Offer Letter is expressly contingent on the Company having sufficient Common Stock authorized for issuance and reserved under its equity plans.

BENEFITS:
You will be eligible to participate in the Company’s employee benefits programs, including any health, disability and/or life insurance, to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of the Company of similar rank and tenure, if and when such benefit programs are made available by the Company, and in accordance with the terms of such plans. You also will receive 20 days of paid time off per year in accordance with and subject to Company policies. You acknowledge that the Company may change (including cancel) its benefit programs, including any or all of its paid time off policies from time to time, in its discretion and in accordance with applicable law.

EXPENSES:
The Company shall reimburse you for reasonable and properly documented business expenses incurred during your employment with the Company in accordance with the Company’s then-prevailing policies and procedures for expense reimbursement. To the extent that any reimbursements pursuant to this Offer Letter are taxable to you, any such reimbursement payment due to you shall be paid to you as promptly as practicable, and in all events on or before the last day of the calendar year following the calendar year in which the related expense was incurred. The reimbursements pursuant to this Offer Letter are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that you receive in one taxable year shall not affect the amount of such benefits or reimbursements that you receive in any other taxable year.

AT-WILL EMPLOYEE:
If you accept this offer, your employment will be “at will”, meaning that either you or the Company will be entitled to terminate your employment at any time, with or without cause or prior notice. Please note that, although your job duties, title, compensation and benefits, as well as our personnel policies and procedures, may change from time to time, your at-will status only may be changed with the approval of the Board. You would be entitled to certain severance benefits depending on the circumstances surrounding your termination, as determined pursuant to the Change in Control and Severance Agreement attached as Exhibit B.

DISPUTES:
You agree that if any disputes should arise between you and the Company (including claims against its employees, officers, directors, shareholders, agents, successors and assigns) relating or pertaining to or arising out of your employment with the Company, the dispute will be submitted exclusively to binding arbitration before a neutral arbitrator in accordance with the rules of the American Arbitration Association in San Diego, California. This means that disputes will be decided by an arbitrator rather than a court or jury, and that both you and the Company waive their respective rights to a court or jury trial, except to enforce the decision of the arbitrator. You understand that the arbitrator’s decision will be final and exclusive, and cannot be appealed. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The Company and you shall share in the arbitrator’s fees and expenses equally. The arbitrator shall have the power to award the prevailing party its attorneys’ fees and costs of arbitration (including the arbitrator’s fees paid by the arbitrator) except to the extent prohibited by applicable law. Notwithstanding the foregoing, you and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

OBLIGATIONS:
As a condition of employment with the Company, you agree that you will acquire, as an employee, secret, confidential, or proprietary information or trade secrets of the Company, and, as such, you agree to continue to be bound by the Company’s Inventions Disclosure, Confidentiality & Proprietary Rights Agreement (the “Confidentiality Agreement”), attached hereto as Exhibit C. As a Company employee, you will be expected to continue to abide by Company rules and policies, including those set forth in the Company’s employee handbook. Except for policies related to at-will employment, which may only be revised as described earlier in this Offer Letter, you understand that any or all Company rules and policies may be revised from time to time, as deemed appropriate, advisable or required by the Company.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer, entity or other person to whom you have an obligation of confidentiality, including under any binding agreement. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring on to Company premises any unpublished documents or property belonging to any former employer, entity or other person to whom you have an obligation of confidentiality.

Except as described above in the section entitled “Position”, during the Employment Period, you agree not to consult with, act as an advisor or consultant to, serve as an employee, agent, manager or director of, or otherwise provide services to, any company or organization (whether for profit, not-for-profit or otherwise) other than the Company unless you receive prior written approval from the Board.

ELECTRONIC DELIVERY:
The Company may, in its sole discretion, decide to deliver to you by email or any other electronic means any documents or notices related to this Offer Letter, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws or otherwise. By accepting this offer of employment and signing below, you hereby consent to receive such documents and notices by such electronic delivery and agree to participate through any on-line or electronic system that may be established and maintained by the Company or a third party designated by the Company.

NONDISPARAGEMENT:
You shall not disparage or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, shareholders, or employees, either publicly or privately, except in the reasonable good faith performance of your duties to the Company. This obligation does not apply to (i) any testimony, pleading, or sworn statements in any legal or administrative proceeding; (ii) attorney-client communications; or (iii) any communications with a government or regulatory agency, and further, it shall not be construed to prevent you from filing a charge with the Equal Employment Opportunity Commission or a comparable state or local agency.

WITHHOLDING:	All forms of compensation referred to in this Offer Letter are subject to applicable withholding and payroll taxes.

GOVERNING LAW:
Except to the extent governed by Federal law, this Offer Letter shall be governed by and construed in accordance with the laws of the State of California, excluding laws relating to conflicts or choice of law.

COOPERATION:
You agree that, upon reasonable notice and without the necessity of the Company obtaining a subpoena or court order, you will provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), or the decision to commence on behalf of the Company any suit, action or proceeding, and any investigation and/or defense of any claims asserted against any of the Company’s or its Subsidiaries’ current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, which relates to events occurring during your employment with the Company as to which you have relevant information (including but not limited to furnishing relevant information and materials to the Company or its designee and/or providing truthful testimony at depositions and at trial), provided that with respect to such cooperation occurring following termination of your employment with the Company, the Company shall reimburse you for expenses reasonably incurred in connection therewith and shall schedule such cooperation to the extent reasonably practicable so as not to unreasonably interfere with your business or personal affairs. Notwithstanding anything to the contrary, you shall be not be required to devote more than forty (40) hours of your time, pursuant to this Cooperation provision, and all such time expended at a time you are not receiving severance from the Company shall be compensated at the rate of $125 per hour, except that such forty (40) hour cap shall not include or apply to any time spent testifying at a deposition or at trial, or spent testifying before or being interviewed by any administrative or regulatory agency.

MISCELLANEOUS:
If any provision or any part of this Offer Letter is adjudged by a court of competent jurisdiction (or an arbitrator) to be invalid or unenforceable, the same shall in no way affect any other provision or remaining part thereof of this Offer Letter, which shall be given full effect without regard to the invalid or unenforceable provision or part thereof, or the validity or enforceability of this Offer Letter. This Offer Letter, together with the Change in Control and Severance Agreement attached as Exhibit B, the Confidentiality Agreement attached as Exhibit C, and the Indemnification Agreement, which you will execute on or prior to your first day of employment (the “Indemnification Agreement”), constitutes the entire agreement and understanding between the Company and you with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral), between you and the Company relating to such subject matter. The rights and obligations of the parties under the Offer Letter shall survive, and remain binding and enforceable, notwithstanding the termination of this Offer Letter, to the extent necessary to preserve the intended benefits of such provisions. This Offer Letter shall not be construed strictly for or against either party. No provision of this Offer Letter may be amended, modified, waived or discharged except by a written document signed by you and a duly authorized officer of the Company (other than you). The failure of a party to insist upon strict adherence to any term of this Offer Letter on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Offer Letter. No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

CLAWBACK:
You agree that to the extent required by applicable law or written Company policy, to the extent it implements the requirements of such law (including without limitation Section 304 of the Sarbanes Oxley Act and Section 954 of the Dodd Frank Act), any equity compensation and any other incentive compensation shall be subject to any required clawback, forfeiture, recoupment or similar requirement pursuant to such law or policy.

ASSIGNMENT:	This Offer Letter is personal to you and is not assignable.

This Offer Letter shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns (including, without limitation, successors by merger, consolidation, sale or similar transaction and in the event of your death, your estate and heirs in the case of any payments due to you hereunder).

NOTICES:
Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid (or if it is sent through any other method agreed upon by the parties), as follows:

If to the Company:
Novatel Wireless, Inc.
Attn: Board of Directors
9645 Scranton Road, Suite 205

San Diego, CA 92121
Facsimile: 858-812-3402

If to you, at the address set forth in your Company personnel file;

or at any other address as any party shall have specified by notice in writing to the other party.

INSTRUCTIONS:
Please execute the original of this Offer Letter indicating your receipt, acknowledgment and agreement with this Offer Letter. This offer is contingent on your execution and delivery of this Offer Letter to the Company by the Effective Date.

We look forward to your serving as our Chief Executive Officer.

Novatel Wireless

/s/ Dave Werner
Dave Werner
Chairman, Compensation Committee

I am pleased to accept the offer of at-will employment under the terms stated in this Offer Letter, and I understand and agree to all of its terms.

Accepted:	/s/ Sue Swenson
Sue Swenson

Date:	December 11, 2015

EXHIBIT A

DEFINITIONS

(a) “Common Stock” means the Company’s common stock, par value $0.001 per share.
(b) “Employment Period” means the entire period during which you are employed by the Company.
(c) “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body, or other entity.
(d)“Subsidiary” means, with respect to any Person, (i) any corporation of which at least a majority of the voting power with respect to the capital stock is owned, directly or indirectly, by such Person, any of its other Subsidiaries or any combination thereof or (ii) any Person other than a corporation in which such Person, any of its other Subsidiaries or any combination thereof has, directly or indirectly, at least a majority of the total equity or other ownership interest therein.

EXHIBIT B

CHANGE IN CONTROL AND SEVERANCE AGREEMENT
This Change in Control and Severance Agreement (the “Agreement”) is made and entered into by and between Sue Swenson (“Executive”) and Novatel Wireless, Inc., a Delaware corporation (the “Company”), this 28th day of October, 2015 (the “Effective Date”).
WHEREAS, The Board of Directors of the Company (the “Board”) recognizes the importance of Executive’s role at the Company and that the possibility of an acquisition of the Company or an involuntary termination can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such an event.
WHEREAS, the Board believes that it is in the best interests of the Company and its shareholders to provide Executive with an incentive to continue Executive’s employment and to motivate Executive to maximize the value of the Company upon a Change in Control (as defined below) for the benefit of its stockholders.
WHEREAS, the Board believes that it is imperative to provide Executive with severance benefits upon certain terminations of Executive’s service to the Company that enhance Executive’s financial security and provide incentive and encouragement to Executive to remain with the Company notwithstanding the possibility of such an event.
WHEREAS, unless otherwise defined herein, capitalized terms used in this Agreement are defined in Section 8 below.
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Term of Agreement.
This Agreement shall become effective as of the Effective Date and terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

2.	At-Will Employment.
The Company and Executive acknowledge that Executive’s employment shall be “at-will,” as defined under applicable law. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, the Indemnification Agreement between the Company and Executive entered into on or about the date hereof (the “Indemnification Agreement”), the Company’s bylaws (as may be amended from time to time), the Company’s Amended and Restated Certificate of Incorporation (as may be amended from time to time), and/or any other agreement evidencing the grant to Executive of equity compensation that is concurrently or hereafter entered into by the parties.

3.	Covered Termination Other Than During a Change in Control Period.
If Executive experiences a Covered Termination other than during a Change in Control Period and if Executive delivers to the Company a general release of all claims against the Company and its affiliates, in the form provided by the Company which shall be substantially in the form attached as Exhibit A (which form may be modified by the Company to comply with the facts and applicable law) (a “Release of Claims”) that becomes effective within 55 days following the Covered Termination and irrevocable within 62 days following the Covered Termination (the “Release Requirements”), then in addition to any accrued but unpaid salary, accrued but unused vacation, incurred but unreimbursed business expenses payable in accordance with applicable law, or vested benefits (other than severance) under any Company benefit plan (the “Accrued Amounts”) the Company shall provide Executive with the following:
(a)Equity Awards. Each outstanding and unvested stock option granted to you pursuant to the “Equity Award” section of your Offer Letter dated October 28, 2015 (the “Offer Letter”) shall vest, on a proportional basis, based on the number of full months that you served as Chief Executive Officer following the respective grant dates of the options prior to the Covered Termination (not to exceed one year from the grant date), divided by 48. By way of example and for the avoidance of doubt, if you experience a Covered Termination on July 2, 2016, you would vest in (i) 8/48 of your options to purchase 951,550 shares of the Company’s common stock (representing the $2.27 Options) and (ii) 5/48 of your options to purchase 951,550 shares of the Company’s common stock (representing the January 4, 2016 Options), each as defined in the Offer Letter. As a further example, if you experience a Covered Termination on November 2, 2016, you would vest in 9/48 of your options to purchase 951,550 shares of the Company’s common stock (representing the January 4, 2016 Options), but there would be no proportional accelerated vesting with respect to the $2.27 Options. Regardless of any accelerated vesting, the $2.27 Options shall remain, in all cases, subject to the $3.41 exercise price restriction detailed in the Offer letter. If you experience a Covered Termination other than during a Change in Control Period after October 28, 2016 (with respect to the $2.27 Options) or January 4, 2017 (with respect to the January 4, 2016 Options), you will receive only the Accrued Amounts and all vesting of the options granted to you pursuant to the “Equity Award” section of the Offer Letter shall cease, with no proportional accelerated vesting.

4.	Covered Termination During a Change in Control Period.
If Executive experiences a Covered Termination during a Change in Control Period, and if Executive satisfies the Release Requirements, then in addition to any Accrued Amounts, but in lieu of any amounts the Executive otherwise could have received under Section 3 of this Agreement, the Company shall provide Executive with the following:
(a)Equity Awards. Each outstanding and unvested stock option granted to you pursuant to the “Equity Award” section of the Offer Letter shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, as of immediately prior to the Termination Date with respect to one hundred percent (100%) of the unvested shares underlying Executive’s equity awards. In all other respects Executive’s equity awards shall continue to be bound by and subject to the terms of their respective agreements and equity plans. All such equity awards or the proceeds therefrom shall be held by the Company until such time as the Executive timely satisfied the Release Requirements, if at all.

5.	In Contemplation.
In the event Executive is terminated in Contemplation of a Change in Control, Executive initially shall receive the amounts under Section 3 hereof, provided that, if the Change in Control actually occurs, that Change in Control satisfies the requirements of Treasury Regulation 1.409A-3(i)(5), and the Executive timely satisfied the Release Requirements, then Section 4(a) shall apply to any outstanding and unvested stock option and restricted stock unit award held by Executive.

6.	Other Terminations.
If Executive’s service with the Company is terminated by the Company or by Executive for any or no reason other than a Covered Termination, then Executive shall only be entitled to Accrued Amounts.

7.	Deemed Resignation.
Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

8.	Limitation on Payments.
Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and payroll taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control or, in the event such accounting firm is precluded from performing calculations hereunder, such other accounting firm of national reputation as may be determined by the Company, and reasonably acceptable to Executive, shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive. Any reduction in payments and/or benefits pursuant to this Section 8 will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options (with the later vesting reduced first) (3) cancellation of accelerated vesting of stock options (with the later vesting reduced first) and (4) reduction of other benefits payable to Executive or any such other order determined by the Company that will not result in adverse tax consequences under Section 409A of the Code.

9.	Definition of Terms.
The following terms referred to in this Agreement shall have the following meanings:
(a)“Cause” means (i) any act of material misconduct or material dishonesty by Executive in the performance of his duties; (ii) any willful failure, gross neglect or refusal by Executive to attempt in good faith to perform his duties to the Company or to follow the lawful instructions of the Board (except as a result of physical or mental incapacity or illness) which is not promptly cured after written notice; (iii) Executive’s commission of any fraud or embezzlement against the Company (whether or not a misdemeanor); (iv) any material breach of any written agreement with the Company, which breach has not been cured by Executive (if curable) within thirty (30) days after written notice thereof to Executive by the Company; (v) Executive’s being convicted of (or pleading guilty or nolo contendere to) any felony or misdemeanor involving theft, embezzlement, dishonesty or moral turpitude; and/or (vi) Executive’s failure to materially comply with the material policies of the Company in effect from time to time relating to conflicts of interest, ethics, codes of conduct, insider trading, or discrimination and harassment, or other breach of Executive’s fiduciary duties to the Company, which failure or breach is or could reasonably be expected to be materially injurious to the business or reputation of the Company.
(b)“Change in Control” means either:
(i)any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes, after the Effective Date, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”) or of substantially all of the Company’s assets; provided, however, that an event described in this clause (i) shall not be deemed to be a Change in Control if any of following becomes such a beneficial owner: (A) the Company or any majority-owned subsidiary (provided, that this exclusion applies solely to the ownership levels of the Company or the majority-owned subsidiary), (B) any tax-qualified, broad-based employee benefit plan sponsored or maintained by the Company or any majority-owned subsidiary, (C) any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) any person pursuant to a Non-Qualifying Transaction (as defined in clause (ii)); or
(ii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than fifty percent (50%) of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of one hundred (100%) of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were members of the Board as of the date hereof or at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”).
(c)“Change in Control Period” means the period commencing 30 days prior to a Change in Control and ending on the 12-month anniversary of such Change in Control.
(d)“Contemplation of a Change in Control” means a Covered Termination that occurs as a result of an action directed or requested by a person that directly or indirectly undertakes a transaction that constitutes a Change in Control of the Company.
(e)“Covered Termination” means Executive’s resignation for Good Reason or the termination of Executive’s employment by the Company other than a Disability Termination or a termination for Cause that, in each case and to the extent necessary, constitutes a Separation from Service (as defined below).
(f)“Disability Termination” means a termination of employment by the Company of the Executive after the Executive has been unable for 90 days in any 365 day period to perform his material duties because of physical or mental incapacity or illness.
(g)“Good Reason” means the occurrence, without Executive’s written consent, of any of the following: (i) a material diminution in Executive’s base compensation, (ii) a material diminution in Executive’s job responsibilities, duties or authorities, or (iii) a material change of at least fifty (50) miles in the geographic location at which Executive must regularly perform Executive’s service. Notwithstanding the foregoing, Executive shall not be deemed to have “Good Reason” unless: (x) the condition giving rise to such resignation continues more than thirty (30) days following Executive’s providing to the Company a written notice of detailing such condition, (y) such written notice is provided to the Company within ninety (90) days of the initial occurrence of such condition and (z) Executive’s resignation is effective within thirty (30) days following the expiration of the Company cure period pursuant to subclause (x).
(h)“Termination Date” means the date Executive experiences a Covered Termination.

10.	Assignment and Successors.
The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, permitted assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law.

11.	Notices.
Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid (or if it is sent through any other method agreed upon by the parties), as follows:

(i)	if to the Company:
Novatel Wireless, Inc.
Attn: Board of Directors
9645 Scranton Road, Suite 205
San Diego, CA 92121
Facsimile: 858-812-3402

(ii)	if to Executive, at the address set forth in Executive’s personnel file with the Company; or
(iii)at any other address as any party shall have specified by notice in writing to the other party.

12.	Non-Disparagement.
Executive agrees that he shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, shareholders or employees, either publicly or privately, except in the reasonable good faith performance of his duties to the Company. Nothing in this Section 12 shall have application to any evidence, testimony or disclosure required by any court, arbitrator or government agency.

13.	Dispute Resolution.
The parties agree that if any disputes should arise between Executive and the Company (including claims against its employees, officers, directors, shareholders, agents, successors and assigns) relating or pertaining to or arising out of Executive’s employment with the Company, the dispute will be submitted exclusively to binding arbitration before a neutral arbitrator in accordance with the rules of the American Arbitration Association in San Diego, California. This means that disputes will be decided by an arbitrator rather than a court or jury, and that both Executive and the Company waive their respective rights to a court or jury trial, except to enforce the decision of the arbitrator. The parties understand that the arbitrator’s decision will be final and exclusive, and cannot be appealed. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The Company and the Executive shall share in the arbitrator’s fees and expenses equally. The arbitrator shall have the power to award the prevailing party its attorneys’ fees and costs of arbitration (including the arbitrator’s fees paid by the arbitrator) except to the extent prohibited by applicable law. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

14.	Miscellaneous Provisions.
(a)Section 409A.
(i)Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to Sections 3, 4 or 5 above unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder (“Separation from Service”).

(ii)Specified Employee. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service or (B) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 14(a)(ii) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.
(iii)Expense Reimbursements. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
(iv)Reserved.
(v)Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a Release of Claims, (A) the Company shall deliver the Release of Claims to Executive within ten (10) business days following the Termination Date, (B) if Executive fails to execute the Release of Claims on or prior to the Release Expiration Date (as defined below) or timely revokes his acceptance of the Release of Claims thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release of Claims, and (C) in any case where the Termination Date and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release of Claims and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes of this Section 14(a)(v), “Release Expiration Date” shall mean the date that is forty-five (45) days following the date upon which the Company timely delivers the Release of Claims to Executive.
(b)Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.
(c)Amendment; Waiver. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a member of the Board or a Company officer designated by the Board. No waiver shall operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
(d)Entire Agreement. The terms of this Agreement, collectively with the Offer Letter, the Confidentiality Agreement between the Company and Executive entered into on or about the date herewith (the “Confidentiality Agreement”), and the Indemnification Agreement, is intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements (but not the Confidentiality Agreement or the Indemnification Agreement), whether written or oral. The parties further intend that this Agreement, collectively with the Offer Letter, the Confidentiality Agreement, and the Indemnification Agreement, shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.
(e)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(f)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(g)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

NOVATEL WIRELESS, INC.

By:	/s/ Dave Werner

Title:	Chairman, Compensation Committee

Date:	October 28, 2015

EXECUTIVE

/s/ Sue Swenson
Sue Swenson

Date:	October 28, 2015

EXHIBIT C

CONFIDENTIALITY AGREEMENT